KPMG LLP
Suite 800
1225 17th Street
Denver, CO 80202-5598

March 29, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Ranger Funds Investment Trust (the Trust) and, under the date of September 29, 2021, we reported on the financial statements of Ranger Small Cap Fund, Ranger Micro Cap Fund and Ranger RG Aurum+ Fund, comprising the Trust as of and for the years ended July 31, 2021 and 2020. On October 28, 2021, we were dismissed.

We have read the statements made by the Trust which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated March 31, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust's statements that at its October 22, 2021 special meeting the Audit Committee of the Board approved the appointment of Cohen & Company, Ltd. ("Cohen") as the Trust's independent registered public accounting firm to audit the Trust's financial statements for the fiscal year ending July 31, 2022, or the Trust's statements that Cohen was not consulted regarding (a) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements or (b) items that concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP